Exhibit 3.1
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC,
A DELAWARE LIMITED LIABILITY COMPANY
February 20, 2008

TABLE OF CONTENTS

ARTICLE I. GENERAL PROVISIONS	2

1.1. Confirmation of Limited Liability Company	2
1.2. Admission of Holdings	2
1.3. Name	2
1.4. Principal and Registered Office	2
1.5. Term	3
1.6. Purpose and Business of the Company	3
1.7. Partnership Classification	3
1.8. Certificates	3

ARTICLE II. DEFINITIONS	3

ARTICLE III. MEMBERSHIP INTERSTS AND CAPITAL CONTRIBUTIONS	11

3.1. Redemption of Original Membership Interests and Issuance of Membership Interests	11
3.2. Initial Capital Contributions	11
3.3. Additional Capital Contributions	11
3.4. Loans by Members	11
3.5. Voting Rights	12

ARTICLE IV. CAPITAL ACCOUNTS, DISTRIBUTIONS AND ALLOCATIONS	12

4.1. Capital Accounts	12
4.2. Allocations of Net Profit and Net Loss	13
4.3. Distributions Generally	16
4.4. Distributions in Kind	16
4.5. Tax Distributions	16
4.6. Limitations on Distribution	17

ARTICLE V. MEMBERS	17

5.1. Limited Liability	17
5.2. Admission of Additional Members	17
5.3. Procedures for Admitting Additional Members	17
5.4. Confidentiality	18

(i)

ARTICLE VI. MANAGEMENT AND CONTROL OF THE COMPANY	18

6.1. Management by the Board	18
6.2. Officers	19
6.3. Members To Have No Managerial Authority	20
6.4. Approvals	20
6.5. Liability and Indemnification of the Board	20

ARTICLE VII.BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS	24

7.1. Keeping of Books	24
7.2. Books and Records	24
7.3. Inspection of Records	24
7.4. Reports to Members	25
7.5. Tax Returns and Elections	26
7.6. Tax Matters Member	26
7.7. Withholding and Tax Advances	27
7.8. Bank Accounts	27

ARTICLE VIII.TRANSFERS OF MEMBERSHIP INTERESTS; WITHDRAWALS; CERTAIN RIGHTS	27

8.1. Restrictions on Transfers of Membership Interests	27
8.2. Legends: Securities Subject to this Agreement	29
8.3. Allocations between Transferor and Transferee	29

ARTICLE IX. DISSOLUTION	30

9.1. Dissolution	30
9.2. Distributions Upon Liquidation	30
9.3. Return of Contribution Nonrecourse to Other Members	30

ARTICLE X. REPRESENTATIONS AND WARRANTIES	31

10.1. Representations and Warranties of the Members	31

ARTICLE XI. COMPLIANCE WITH GAMING LAWS	32

11.1. Qualifications	32

ARTICLE XII.MISCELLANEOUS PROVISIONS	32

12.1. Legend	32
12.2. Appointment of an Attorney-in-Fact	33

(ii)

12.3. Counterparts	34
12.4. Successors and Assigns	34
12.5. No Third Party Beneficiaries	34
12.6. Severability	34
12.7. Entire Agreement; No Third-Party Beneficiaries	34
12.8. Governing Law	34
12.9. Attorneys’ Fees	34
12.10. Cross-References	35
12.11. Interpretation	35
12.12. Covenant to Sign Documents	35
12.13. Cumulative Remedies	35
12.14. No Waiver	35
12.15. No Partnership Intended for Non-Tax Purposes	35
12.16. Accounting Principles	35
12.17. Representation by Counsel	36

Schedule A	MEMBERSHIP INTERESTS, CAPITAL CONTRIBUTION AND INITIAL CAPITAL ACCOUNT FOR THE CLASS A MEMBERS AND CLASS B MEMBERS

(iii)

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
          This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of American Casino & Entertainment Properties LLC, a Delaware limited liability company (the “Company”), is entered into and effective as of February 20, 2008, by and among the Company, W2007/ACEP Managers Voteco, LLC, a Delaware limited liability company (“Voteco”), and W2007/ACEP Holdings, LLC, a Delaware limited liability company (“Holdings”). Capitalized terms used in this Agreement are defined in Article II.
BACKGROUND
          WHEREAS, the Company was formed under the Act pursuant to a Certificate of Formation of the Company dated December 29, 2003 and filed with the Secretary of State of the State of Delaware on December 29, 2003, as amended by that certain Amended and Restated Certificate of Formation of the Company dated January 15, 2003 and filed with the Secretary of State of the State of Delaware on January 20, 2004, and that certain Second Amended and Restated Certificate of Formation of the Company dated January 22, 2004 and filed with the Secretary of State of the State of Delaware on January 22, 2004 (as amended, the “Certificate of Formation”);
          WHEREAS, American Entertainment Properties Corp., a Delaware corporation (“Seller”), entered into a limited liability company agreement of the Company dated as December 29, 2003 (the “Original Agreement”);
          WHEREAS, Seller and Holdings entered into a Membership Interest Purchase Agreement dated as of April 22, 2007 (as amended by the First Amendment to Membership Interest Purchase Agreement dated as of September 12, 2007, and the Second Amendment to Membership Interest Purchase Agreement dated as of February 8, 2008, the “Membership Purchase Agreement”), whereby Seller agreed to sell, and Holdings agreed to purchase, all of the issued and outstanding membership interests in the Company (the “Original Membership Interests”);
          WHERAS, pursuant to that certain Assignment and Assumption Agreement dated as of December 4, 2007 between Holdings and Voteco, Holdings assigned all of its rights, interests and obligations under the Membership Purchase Agreement (including the right to purchase the Original Membership Interests) to Voteco;

          WHEREAS, pursuant to the Assignment of Membership Interests between Seller and Voteco dated as of the date hereof, all of the Original Membership Interests were transferred to Voteco;
          WHEREAS, Voteco, as the sole member of the Company and the holder of all of the Original Membership Interests, desires to cause the Company to redeem the Original Membership Interests and to issue new Membership Interests (as defined herein) to Voteco and Holdings;
          WHEREAS, Holdings desires to be admitted to the Company as a member and Voteco desires to consent to the admission of Holdings as a member of the Company; and
          WHEREAS, Voteco and Holdings desire to amend and restate the Original Agreement and to adopt this Agreement for the Company pursuant to the Act.
          NOW, THEREFORE, Voteco and Holdings agree as follows:
ARTICLE I.
GENERAL PROVISIONS
     1.1. Confirmation of Limited Liability Company. Pursuant to the Act, Seller formed the Company as a limited liability company under the laws of the State of Delaware by filing the Certificate of Formation with the Secretary of State of the State of Delaware and by entering into the Original Agreement. The Company will continue in existence as a limited liability company under the laws of the State of Delaware pursuant to the Certificate of Formation and this Agreement. In the event of any inconsistency between any terms and conditions in this Agreement and the provisions of the Certificate of Formation or non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.
     1.2. Admission of Holdings. Voteco, as the sole member of the Company, hereby consents to the admission of Holdings as a member of the Company and, by execution of a counterpart signature page to this Agreement, Holdings is hereby admitted to the Company as a Member.
     1.3. Name. The name of the Company will be “American Casino & Entertainment Properties LLC” or such other name as the Board may from time to time determine. Prompt Notice of any change in the name of the Company will be given to all Members.
     1.4. Principal and Registered Office. The Company’s principal and registered office will be located at 2000 Las Vegas Boulevard South, Las Vegas, NV 89104, or such other place as the Board may determine from time to time. Service of process may be made with respect to the Company at its principal office. Prompt Notice of any change in the location of the principal or registered office will be given to all Members.
     1.5. Term. The term of the Company began on December 29, 2003, and will continue indefinitely, unless terminated earlier as provided in this Agreement or as required by law.
     1.6. Purpose and Business of the Company. The Company was formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act. Pursuant to this purpose, the Company shall engage in any business activities permitted under the Act and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purpose, including without limitation owning, operating, managing, and conducting gaming in gaming casinos on the Property in accordance with Delaware law and Nevada law.
     1.7. Partnership Classification. It is the intention of the parties hereto that the Company be treated as a partnership for federal, state and local income tax purposes. The Company shall not elect to be treated as a corporation under § 301.7701-3(c) of the Code (or any corresponding applicable provisions of state or local law) unless such election is approved by the Board.
     1.8. Certificates. Membership Interests in the Company may be evidenced by certificates in a form approved by the Board; provided that any such certificates shall bear the legends set forth in Section 12.1 reflecting the restrictions on the transfer of such securities contained in this Agreement.
ARTICLE II.
DEFINITIONS
     The following terms used in this Agreement will have the meanings set forth below:
     “Act” means the Delaware Limited Liability Company Act, 6 Del.C. Section 18-101 et. seq., as amended and as may be amended, and any successor to such statute.
     “Affiliate” means (i) any Person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Company (including, without limitation, each of the Members and their Related Parties), (ii) any spouse or non-adult child (including by adoption) of such Person, (iii) any relative other than a spouse or non-adult child (including by adoption) who has the same principal residence of any natural person described in clause (i) above, (iv) any trust in which any such Persons described in clause (i), (ii) or (iii) above has a beneficial interest and (v) any corporation, partnership, limited liability company or other organization of which any such Persons described in clause (i), (ii) or (iii) above collectively own more than fifty percent (50%) of the equity of such entity. For purposes of this definition, beneficial ownership of more than ten percent (10%) of the voting common equity of a Person shall be deemed to be control of such Person.
     “Agreement” has the meaning set forth in the Preamble.
     “Approved Purchaser” means a proposed purchaser of Membership Interests, that, in connection with its proposed purchase of Membership Interests, (i) has obtained all licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and has made all filings, notices or declarations required to be made with, all Gaming Authorities under all applicable Gaming Laws or (ii) is not required to obtain any such licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals.
     “Attorney-in-Fact” has the meaning set forth in Section 12.2(a).
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as amended.
     “Board” means the managing board of the Company and shall be composed of the Board Members.
     “Board Members” has the meaning set forth in Section 6.1(a).
     “Book Value” means, except as set forth below, the adjusted basis of any Company property for federal income tax purposes.
     (i) Initial Book Value. The initial Book Value of any property contributed by a Member to the Company shall be the gross fair market value of such property at the time of such contribution.
     (ii) Adjustments. The Book Value of all of the Company’s property shall be adjusted by the Company to equal their respective gross fair market values, as determined by the Board, as of the following times: (a) immediately before the admission of a new Member to the Company or the acquisition by an existing Member of an additional interest in the Company, in either case by the issuance of additional Membership Interests to such Member by the Company; (b) immediately before the distribution by the Company of money or property to a retiring or continuing Member in consideration for the retirement of all or a portion of such member’s Membership Interests in the Company; (c) immediately before the dissolution of the Company under Article IX of this Agreement.
     (iii) Depreciation and Amortization, The Book Value of Company property shall be adjusted for the depreciation and amortization of such property taken into account in computing Net Profit and Net Loss and for Company expenditures and transactions that increase or decrease the property’s federal income tax basis.
     “Business Day” means any day other than a Saturday, a Sunday or a holiday on which commercial banks in the state of New York or the state of Nevada are not required or authorized to be closed.
     “Capital Account” means an account maintained for each Member as provided in Article IV.
     “Capital Contribution” means as to any Member the amount of cash or the Book Value of any property contributed by the Member to the Company as the Board shall accept in its discretion.
     “Certificate of Formation” has the meaning set forth in the Preamble.
     “Class A Member” means any Person who has been issued Class A Membership Interests and is listed as a Class A Member on Schedule A hereto, as such schedule may be amended from time to time.
     “Class A Membership Certificate” means those certain certificates, if any, which evidence the ownership of the Class A Membership Interests by the holder thereof.
     “Class A Membership Interests” mean for each Member the number of Class A Membership Interests set forth on Schedule A opposite such Member’s name.
     “Class B Member” means any Person who has been issued Class B Membership Interests and is listed as a Class B Member on Schedule A hereto, as such schedule may be amended from time to time.
     “Class B Membership Certificate” means those certain certificates, if any, which evidence the ownership of the Class B Membership Interests by the holder thereof.
     “Class B Membership Interests” mean for each Member the number of Class B Membership Interests set forth on Schedule A opposite such Member’s name.
     “Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law), and, to the extent applicable, the Regulations.
     “Commission” means the Nevada Gaming Commission.
     “Company” has the meaning set forth in the Preamble.
     “Consent” means either (a) the consent given by vote at a meeting called and held in accordance with the provisions of Article VI of this Agreement; (b) a written consent required or permitted to be given pursuant to this Agreement or applicable law; or (c) the act of voting or granting any such written consent, as the context may require.
     “Direct Subsidiaries” means, collectively, American Casino & Entertainment Properties Finance Corp., a Delaware corporation; Aquarius LLC, a Nevada limited liability company; Stratosphere LLC, a Nevada limited liability company; and Charlie’s Holding, LLC, a Delaware limited liability company.
     “Equity Securities” means (a) any Membership Interests of the Company or rights to acquire Membership Interests, or securities convertible into Membership Interests or, if the Company shall have converted to a corporation pursuant to the terms of this Agreement, any shares of capital stock of the Company, warrants, options or other rights to acquire capital stock and debt securities convertible into capital stock and (b) with respect to any of the Company’s Subsidiaries, any shares of capital stock or membership interests, warrants, options or other rights to acquire shares of capital stock or membership interests, and debt securities convertible into capital stock or membership interests, of such Subsidiary.
     “Exempt Transfer” means transfers of Restricted Securities by any Member to such Member’s Related Parties, so long as effected pursuant to a bona fide transaction not intended to avoid the provisions of this Agreement, provided that no transfer pursuant to the foregoing clause  shall be an Exempt Transfer unless the transferee agrees in writing to be bound by this Agreement as if such transferee were a Member with respect to such transferred securities, and, provided further, that no transfer pursuant to the foregoing clause shall be permitted unless the transferee is an Approved Purchaser.
     “Expert” means an independent, nationally recognized investment banking firm or other appropriate, nationally recognized, independent valuation expert, which Expert shall be selected in accordance with the procedures described in the appropriate sections of this Agreement.
     “Fair Value” means the fair value of any Membership Interest or any asset of the Company, as determined by the Board or, in specific cases outlined in this Agreement, an Expert. In determining the Fair Value of any Membership Interest or any asset of the Company, the Board or Expert shall apply the following: (i) any requirements of the Gaming Laws; (ii) the value to be arrived at should represent the discounted present value of all anticipated cash flows expected to be derived from such asset (net of actual and contingent associated liabilities and estimated costs of sale), without regard to temporary market fluctuations or aberrations and assuming a plan of orderly disposition of such asset which does not involve unreasonable delays in cash realization, there being a presumption that cash flow will be realized over a time period of no more than the earlier of (a) four (4) years or (b) the sale of substantially all of the assets of the Company (with the discount rate determined by taking into consideration the riskiness of the assets being valued and the prevailing cost of funds for such assets, among other relevant factors), unless required by reasonably compelling evidence to the contrary; (iii) securities which are publicly traded will be valued taking into account the average of their last sale price on the principal national securities exchange on which they are traded on each Business Day during the one-month period ending immediately prior to the date of the determination or, if no sales occurred on any such day, the mean between the closing “bid” and “asked” prices on such day, or if the principal market for such securities is, or is deemed to be, in the over-the-counter market, their average closing “bid” price on each day during such period, as published by the National Association of Securities Dealers Automated Quotation System or, if such price is not so published, the mean between their closing “bid” and “asked” prices, if available, on each day during such period, which prices may be obtained from any reputable nationally recognized broker or dealer; and (iv) all valuations shall be made taking into account all factors which might reasonably affect the sales price of the asset in question, including, without limitation, if and as appropriate, the existence of a control block, the anticipated impact on current market prices of immediate sale, the lack of a market for such asset, and the impact on present value of factors such as the length of time before any such sales may become possible and the cost and complexity of any such sales. For all purposes of this Agreement, all valuations made by the Board or Expert shall be final and conclusive on the Company and all Members, their successors and assigns, absent manifest error. In determining the Fair Value of assets, the Board or Expert may obtain and rely on information provided by any source or sources reasonably believed to be accurate.
     “Fiscal Year” means the taxable year of the Company, which shall be the calendar year, unless otherwise determined by the Board.
     “GAAP” means U.S. generally accepted accounting principles.
     “Gaming Authorities” means all governmental authorities or agencies with regulatory control or jurisdiction over the gaming or gambling operations of the Company and its Subsidiaries, including without limitation the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Board and the City Counsel of the City of Las Vegas.
     “Gaming Determination” has the meaning set forth in Section 8.1(b).
     “Gaming Laws” means any U.S. Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated manufacturing, distribution, casino gambling and gaming activities and operations of the Company, including, without limitation, the gaming laws and regulations of the State of Nevada.
     “Holdings” has the meaning set forth in the Preamble.
     “Indemnified Parties” has the meaning set forth in Section 6.5(a).

     “Interest” means the ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and the Act.
     “Langer” means Jonathan A. Langer, an individual.
     “Legal Requirements” means:
     (i) all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of governmental authorities (including, without limitation, Gaming Laws) affecting the Company or the Property or any part thereof or the construction, ownership, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force),
     (ii) all permits, licenses and authorizations and regulations relating thereto, and
     (iii) all covenants, conditions and restrictions contained in any instruments at any time in force (whether or not involving governmental authorities) affecting the Property or any part thereof which, in the case of this clause (iii), require repairs, modifications or alterations in or to the Property or any part thereof, or in any material way limit or restrict the existing use and enjoyment thereof.
     “Member” means each of those Members listed on Schedule A, and any additional or substitute Member admitted to the Company in accordance with the terms of this Agreement.
     “Membership Interests” means Class A Membership Interests and Class B Membership Interests.
     “Membership Purchase Agreement” has the meaning set forth in the Preamble.
     “Net Profit” or “Net Loss,” as the case may be, means the income and loss of the Company as determined in accordance with the accounting methods followed by the Company for federal income tax purposes but including income exempt from tax and described in § 705(a)(l)(B) of the Code, treating as deductions items of expenditure described in, or under Regulations deemed described in, § 705(a)(2)(B) of the Code and treating as an item of gain (or loss) both any increase (decrease) in the Book Value of the Company’s property and the excess (deficit), if any, of the fair market value of distributed property over (under) its Book Value. Depreciation, depletion, amortization, income and gain (or loss) with respect to the Company’s property shall be computed with reference to its Book Value rather than to its adjusted bases.

     “Notification” or “Notice” means a writing containing the information required by this Agreement to be communicated to a Person and personally delivered to such Person or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, to such Person at the last known address of such Person as shown on the books of the Company, provided, however, that any written communication containing such information actually received by a Person shall constitute Notice for all purposes of this Agreement. A Notice shall be deemed effectively given and received (i) upon personal delivery, (ii) if delivered by overnight courier, on the next Business Day after delivery to the overnight courier service and (iii) if sent by registered or certified mail, three (3) Business Days after delivery to the United States postal service.
     “Original Agreement” has the meaning set forth in the Preamble.
     “Original Membership Interests” has the meaning set forth in the Preamble.
     “Percentage Interest” means, as of any given time, as to any Member, a fraction, expressed as a percentage, equal to the amount of the Capital Contribution of such Member divided by the total Capital Contribution of all Members, as may be adjusted from time to time in accordance with the provisions hereof.
     “Person” means an individual, partnership, joint-stock company corporation, limited liability company, trust or unincorporated organization, and a government or agency or subdivision thereof.
     “Presumed Tax Liability” means, with respect to each Member for any Fiscal Year, an amount equal to the product of (a) the amount of taxable income allocated by the Company to such Member for such Fiscal Year, as reduced by any carryforward of taxable losses, computed as if the Member’s sole income and loss were that allocated to the Member by the Company and taking into account all applicable limitations on the deductibility of losses and (b) the Presumed Tax Rate.
     “Presumed Tax Rate” for any Fiscal Year means the highest effective combined Federal, state and local income tax rate applicable during such Fiscal Year to a natural person residing in Las Vegas, Nevada taxable at the highest marginal Federal income tax rate and the highest marginal Las Vegas, Nevada income tax rates (after giving effect to the Federal income tax deduction for such state and local income taxes and taking into account the effects of Code Sections 67 and 68) and taking into account the character of any income, e.g., as long-term capital gain or qualified dividends).
     “Prime Rate” means the rate of interest publicly announced from time to time by JPMorgan Chase Bank, New York, New York, or its successor, as its “prime rate.”
     “Promissory Note” has the meaning set forth in Section 8.l(b)(ii).
     “Property” means ownership interests in the Direct Subsidiaries and all real property and other assets directly or indirectly owned by the Direct Subsidiaries including, without limitation, the premises known as “The Stratosphere Casino Hotel”, located at 2000 Las Vegas Boulevard South, Las Vegas, Nevada, “Arizona Charlie’s Boulder Casino Hotel & RV Park”, located at 4575 Boulder Highway, Las Vegas, Nevada, “Arizona Charlie’s Decatur Casino & Hotel”, located at 740 South Decatur Boulevard, Las Vegas, Nevada, and “Aquarius Casino Resort”, located at 1900 South Casino Drive, Laughlin, Nevada.
     “Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “Related Party” with respect to any Member means (A) any controlling stockholder, 80% or more owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Member or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such stockholder and/or such other Persons referred to in the immediately preceding clause (A).
     “Restricted Securities” means any Equity Securities owned beneficially or of record by any Member, excluding any securities of the Company beneficially owned by Holdings or Voteco or their respective Affiliates and convertible into, exchangeable for or otherwise providing the holder thereof any right to acquire Membership Interests.
     “Rothenberg” means Stuart M. Rothenberg, an individual.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” has the meaning set forth in the Preamble.
     “Subsidiary” means, with respect to any Person, all other Persons of which such Person owns, directly or indirectly, a majority of the voting capital stock or is a general partner or otherwise has the power to control, by agreement or otherwise, the management and general business affairs of such other Person.
     “Tax Advances” has the meaning set forth in Section 7.7(a).
     “TMP” has the meaning set forth in Section 7.6.
     “Transfer” means a sale, exchange, transfer, assignment, pledge, encumbrance or other disposition of a Membership Interest.
     “Transferee” or “Transferees” has the meaning set forth in Section 8.2.
     “Transferor” means the Person making a Transfer.

     “Transfer Restriction Agreement” means that certain Transfer Restriction Agreement, dated as of the date hereof, by and among Cramer, Rothenberg, Langer, Voteco and Holdings.
     “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code in effect in the State of New York.
     “Voteco” has the meaning set forth in the Preamble.
     “Voting Majority In Interest” means the holders of a majority of the then outstanding Class A Membership Interests, which initially shall be Voteco.
     “Withdrawing Member” has the meaning set forth in Section 8.1(b).
ARTICLE III.
MEMBERSHIP INTERSTS AND CAPITAL CONTRIBUTIONS
     3.1. Redemption of Original Membership Interests and Issuance of Membership Interests. As of the effective date hereof, the Company shall (a) redeem and cancel the Original Membership Interests and (b) in exchange for the Capital Contributions described in Section 3.2, (i) issue to Voteco the number of Class A Membership Interests set forth opposite such Member’s name on Schedule A and (ii) issue to Holdings the number of Class B Membership Interests is set forth opposite such Member’s name on Schedule A. Schedule A shall be amended from time to time upon admission of new Members or the acceptance of additional Capital Contributions as set forth herein.
     3.2. Initial Capital Contributions. As of the effective date hereof, each Member shall contribute or be deemed to have contributed to the Company, as an initial Capital Contribution, cash in the amount set forth opposite such Member’s name on Schedule A.
     3.3. Additional Capital Contributions. No Member will be required to make any contribution to the Company’s capital in addition to the amounts contributed pursuant to Section 3.2. Subject to the foregoing, the Board may determine from time to time that additional capital is necessary or appropriate to enable the Company to conduct its activities and may seek (but not require) additional Capital Contributions from Members and others, on such terms as the Board may propose in its sole discretion.
     3.4. Loans by Members. No Member will be required to make loans to the Company by virtue of being a Member in the Company. However, loans may be made by any Member to the Company and any such loans shall not be considered Capital Contributions. The amount of any such loan will be a debt due from the Company to such lending Member, and will be made upon such terms and conditions and bearing interest at such rates as will be approved by the Board in its sole discretion, which terms and conditions shall, in any event be reasonable.
     3.5. Voting Rights. Each issued and outstanding Class A Membership Interest shall be entitled to one (1) vote per Membership Interest. Except as provided by law, the holders of Class B Membership Interests shall have no right to vote on any matter to be voted on by the Members (including, without limitation, any election or removal of members of the Board), and their Class B Membership Interests shall not be included in determining the number of Membership Interests voting or entitled to vote on such matters.
ARTICLE IV.
CAPITAL ACCOUNTS, DISTRIBUTIONS AND ALLOCATIONS
     4.1. Capital Accounts.
          (a) General. The Board shall cause to be performed all general and administrative services on behalf of the Company in order to assure that complete and accurate books and records of the Company are maintained at the Company’s principal place of business showing the names, addresses and number of Membership Interests of each of the Members, all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs, including a Capital Account for each Member. The Capital Accounts shall be maintained for each Member in accordance with Regulations §§ 1.704-1(b) and 1.704-2.
          (b) Initial Capital Accounts. As of the date of this Agreement, Schedule A sets forth the initial Capital Account balance of each Member with respect to the Percentage Interest held by such Member.
          (c) Adjustments to Capital Accounts.
          (i) The Capital Account of each Member shall be increased by:
     (A) the amount of any money contributed by the Member to the Company;
     (B) the fair market value of any property contributed by the Member to the Company;
     (C) the amount of Net Profit allocated to the Member; and
     (D) the amount of any Company liabilities assumed by such Member (or taken subject to) if property is distributed to the Member by the Company.

          (ii) The Capital Account of each Member shall be decreased by:
     (A) the amount of any money distributed to the Member by the Company;
     (B) the fair market value of any property distributed to the Member by the Company;
     (C) the amount of Net Loss allocated to the Member; and
     (D) the amount of any Member liabilities assumed by the Company (or taken subject to) if property is contributed to the Company by the Member.
          (d) Regulations § 1.704-1(b)(2)(iv). The Capital Accounts shall be adjusted by all other adjustments required by Regulations § 1.704-1(b)(2)(iv). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations under § 704(b) and 514(c)(9) of the Code and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Regulations.
          (e) Transfers. If any Membership Interests (or portions thereof) in the Company are transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the Transferor to the extent it relates to the transferred Membership Interests (or portions thereof).
     4.2. Allocations of Net Profit and Net Loss.
          (a) Allocation of Net Profit and Net Loss. Subject to the other provisions of this Article IV for purposes of adjusting the Capital Accounts of the Members, the Net Profit, Net Loss, and other items of income, gain, loss, credit, and deduction shall be allocated with respect to each taxable year (or portion thereof) as follows:
          (i) Net Profit and similar items for any taxable year shall be allocated as follows:
     (1) first, to the Members in proportion to, and to the extent of, the excess of prior allocations of Net Loss under Section 4.2(a)(ii)(4) over prior allocations of Net Profit under this Section 4.2(a)(i)(1) for the then-current taxable year and all prior taxable years;
     (2) second, to the Members in proportion to, and to the extent of, the excess of prior allocations of Net Loss under Section 4.2(a)(ii)(3)

over prior allocations of Net Profit under this Section 4.2(a)(i)(2) for the then-current taxable year and all prior taxable years;
     (3) third, to the Members in proportion to, and to the extent of, the excess of prior allocations of Net Loss under Section 4.2(a)(ii)(2) over prior allocations of Net Profit under this Section 4.2(a)(i)(3) for the then-current taxable year and all prior taxable years; and
     (4) fourth, to the Members in proportion to their relative Percentage Interests.
     (ii) Net Loss and similar items for any taxable year shall be allocated proportionally among the Members as follows:
     (1) first, to all Members in proportion to, and to the extent of, the excess of prior allocations of Net Profit under Section 4.2(a)(i)(4) over prior allocations of Net Loss under this Section 4.2(a)(ii)(1) for the then-current taxable year and all prior taxable years;
     (2) second, to the Members in proportion to their relative Percentage Interests until the Capital Account of any Member is reduced to zero;
     (3) third, to the Members in proportion to, and to the extent of, their positive Capital Account balances; and
     (4) fourth, to the Members in proportion to their relative Percentage Interests.
          (b) Tax Allocations. Notwithstanding the general allocation rules set forth in Section 4.2(a), the following special allocation rules shall apply under the circumstances described therein:
     (i) Deficit Capital Account and Nonrecourse Debt Rules. The special rules in this Section 4.2(b)(i) apply, in the following order, to take into account the possibility of Members having deficit Capital Account balances for which they are not economically responsible and the effect of the Company or any entity taxed as a partnership in which the Company has an ownership interest incurring nonrecourse debt.
     (A) Company Minimum Gain Chargeback. If there is a net decrease in “partnership minimum gain” during any year, determined in accordance with the tiered partnership rules of Regulations § 1.704-2(k), each Member shall be allocated items of income and gain for such year equal to such Member’s share of the net decrease in partnership minimum gain within the meaning of Regulations § l.704-2(g)(2), except to the extent not required by Regulations § 1.704-2(f). To the extent that this Section 4.2(b)(i)(A) is inconsistent with Regulations § 1.704-2(f) or 1.704-2(k) or incomplete with respect to such regulations, the minimum gain chargeback provided for herein shall be applied and interpreted in accordance with such regulations.
     (B) Partnership Nonrecourse Debt Minimum Gain Chargeback. If there is during any year a net decrease in “partner nonrecourse debt minimum gain” within the meaning of Regulations § 1 .704-2(i)(2), each Member who has a share of the partner nonrecourse debt minimum gain attributable to partner nonrecourse debt, determined in accordance with Regulations § 1.704-2(i)(5), shall be allocated items of income and gain for such year (and, if necessary, subsequent years) equal to such Member’s share of the net decrease in partner nonrecourse debt minimum gain. This allocation will be made in accordance with Regulations § 1.704-2(i)(4) and l.704-2(f)(5). To the extent that this Section 4.2(b)(i)(B) is inconsistent with Regulations § 1.704-2(i) or 1.704-2(k) or incomplete with respect to such regulations, the partner nonrecourse debt minimum gain chargeback provided for herein shall be applied and interpreted in accordance with such regulations.
     (C) Deficit Capital Account Chargeback and Qualified Income Offset. If any Member has a negative Capital Account at the end of any year, including a negative Capital Account for such Member caused or increased by an adjustment, allocation or distribution described in Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such negative Capital Account as quickly as possible. This Section 4.2(b)(i)(C) is intended to constitute a “qualified income offset” pursuant to Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     (D) Partner Nonrecourse Deductions. Any partner nonrecourse deductions for any year or other period shall be allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Regulations § 1.704-2(i) or 1.704-2(k).
     (E) Curative Allocations. The allocations under this Section 4.2(b) will not be consistent with the manner in which the Members intend to divide Net Profit, Net Loss and similar items. Accordingly, Net Profit, Net Loss and other items (including guaranteed payments within the meaning of § 707(c) of the Code) will be reallocated among the Members (in the same year and to the extent necessary, in subsequent years) in a manner consistent with Regulations § 1.704-1(b) and 1.704-2 so as to prevent such allocations from distorting the manner in which Net Profit, Net Loss and other items are intended to be allocated among the Members pursuant to Section 4.2(a).
     (F) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to § 734(b) or § 743(b) of the Code is required, pursuant to Regulations § 1.704-1 (b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of Net Profit (if the adjustment increases the basis of the asset) or Net Loss (if the adjustment decreases such basis) and such Net Profit or Net Loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.
     (ii) Change in Member’s Percentage Interests. If there is a change in any Member’s share of the Company’s Net Profit, Net Loss or other items during any year, allocations among the Members shall be made in accordance with their interests in the Company from time to time during such year in accordance with § 706 of the Code, using the closing-of-the-books method.
     4.3. Distributions Generally. Subject to compliance with Gaming Laws, the Company shall make distributions of available cash net of reasonable reserves quarterly, or in the sole discretion of the Board, more frequently, to the extent available. Except as provided in Section 9.2 (distributions upon liquidation), any such distributions shall be made to all of the Members in proportion to their relative Percentage Interests at the time of such distribution.
     4.4. Distributions in Kind. If any assets of the Company are distributed in kind, such assets will be distributed in accordance with Section 4.3 and on the basis of the Fair Value thereof at the effective time of the distribution. In the event that the Board intends to make a distribution of assets in kind, the Board shall cause the Company to deliver a notice to the Members no later than five (5) Business Days prior to such distribution.
     4.5. Tax Distributions. Subject to Section 4.6, for each Fiscal Year, the Company may, in the sole discretion of the Board, to the extent of available cash net of reasonable reserves, during such Fiscal Year or within the first ninety (90) days following such Fiscal Year or when such taxes become payable, distribute to the Members, in proportion to the taxable income allocated to such Members pursuant to Article IV with respect to such Fiscal Year, amounts sufficient such that each Member shall receive a distribution in an amount equal to such Member’s Presumed Tax Liability for such Fiscal Year (a “Tax Distribution”). The Board of Directors may distribute Tax Distributions on an estimated basis prior to the end of a Fiscal Year; provided that, appropriate payments shall be made by the Company to the Members immediately after the filing of the Company’s tax return for any Fiscal Year if the amount of distributions on an estimated basis is less than or more than the amount of the Tax Distributions based on the Company’s filed tax return. Any distributions made to a Member pursuant to this Section 4.5 shall be treated as an advance of the distributions such Member would otherwise be entitled to receive pursuant to the terms of this Agreement.
     4.6. Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate Section 18.607 of the Act, the Gaming Laws or any order of the Commission binding upon or to which the Company is subject or any other applicable law.
ARTICLE V.
MEMBERS
     5.1. Limited Liability. Except as may be required under the Act, no Member will be personally liable to any third party for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Members for liabilities of the Company.
     5.2. Admission of Additional Members.
          (a) Additional Persons, including Persons who are officers or employees of, or consultants to, the Company and/or any of its Affiliates, or have otherwise provided valuable services or opportunities to the Company or its Affiliates, including, without limitation, introducing investors to the Company, may be admitted to the Company as Members from time to time by the Board at a price per Membership Interest to be determined by the Board. The admission of any new Members is subject to any required approval of the Gaming Authorities.
          (b) In the event a Member ceases to beneficially own Membership Interests, such Member shall no longer be deemed a Member for any purpose hereunder. No less frequently than as of the beginning of each Fiscal Year, the Company will prepare a new Schedule A setting forth each Member’s Membership Interests for such year.
     5.3. Procedures for Admitting Additional Members. As a condition to becoming a Member of the Company, all additional Members shall execute and deliver to the Company such number of counterpart signature pages to this Agreement as the Board may require, evidencing such Member’s intent to be bound by all of the terms and conditions of this Agreement. The initial Capital Contribution of any additional Member shall be paid in cash or cash equivalents at the time of such Member’s admission into the Company, or in consideration otherwise acceptable to the Board in its sole discretion. Schedule A will be amended to reflect each additional Member admitted to the Company.
     5.4. Confidentiality. As to much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof) as constitutes or contains confidential business, financial or other information of the Company or any subsidiary, each of the Members and the Company covenants for itself and its directors, officers and partners that it will use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to Persons other than their respective authorized employees, counsel, accountants, shareholders, partners, limited partners and other authorized representatives; provided, however, that each Member may disclose or deliver any information or other material disclosed to or received by it should such Member be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. For purposes of this Section 5.4, “due care” means at least the same level of care that such Member would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.
ARTICLE VI.
MANAGEMENT AND CONTROL OF THE COMPANY
     6.1. Management by the Board.
          (a) The management of the Company shall be vested in the Board. Except as otherwise provided in this Agreement, the Board shall have all authority, rights and powers in the management of the Company business to do any and all acts and things necessary, proper, appropriate, advisable, incidental or convenient to effectuate the purposes of this Agreement. Any action taken by the Board on behalf of the Company in accordance with the foregoing provisions shall constitute the act of and shall serve to bind the Company. The Board shall initially be comprised of three (3) persons, consisting initially of Cramer, Langer and Rothenberg (collectively, the “Board Members”), and thereafter shall consist of such number as may be fixed from time to time by resolution of the Voting Majority In Interest. Each Board Member shall serve in such capacity, except as otherwise set forth herein, until such time that such Board Member is removed by resolution of the Voting Majority In Interest or resigns. All appointments of Board Members shall be subject to applicable Gaming Laws. If any such Board Member unsuitable by the Gaming Authorities he or she shall automatically be removed from such position.
          (b) Except as otherwise required by law or the Gaming Authorities, any Board Member may be removed from the Board, with or without cause, by the

Voting Majority In Interest and the office of such Board Member shall forthwith become vacant. Any Board Member may resign at any time. Such resignation shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless so specified therein. Any vacancy on the Board occurring from any cause whatsoever, shall be filled by a candidate appointed by the Voting Majority In Interest.
          (c) Meetings of the Board shall be held at such times and locations as may be determined by the Voting Majority In Interest. Notice of each meeting shall be given by the Voting Majority In Interest to each Board Member and shall state the place, date and time of the meeting. Notice of such meeting shall be mailed, postage prepaid, to each Board Member and Board observer addressed to him at his address or usual place of business by first class mail or shall be sent by facsimile, overnight courier, telex, or be delivered to him personally or by telephone, at least ten (10) days before the day on which such meeting is to be held.
          (d) A majority of the Board Members entitled to vote on matters to be addressed at such meeting shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board, the Board Members present thereat may adjourn the meeting to another time and place. Notice of such time and place of the adjourned meeting shall be given to all of the Board Members unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall only be given to the Board Members who were not present thereat. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. Wherever approval by the Board is required by this Agreement, such approval shall, except as otherwise set forth herein, consist of the affirmative vote of a majority of a quorum of the Board Members.
          (e) (i) Any action required or permitted to be taken by the Board may be taken without a meeting if the number of Board Members necessary to approve such action at a meeting consent in writing, and (ii) one or more Board Members may participate in any meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in the meeting pursuant to this Section 6.l(e)(ii) shall constitute presence in person at the meeting.
     6.2. Officers. The Board may, by written delegation, appoint or remove officers of the Company from time to time. The officers will serve at the pleasure of the Board. The salaries of all officers and agents of the Company shall be fixed by the Board. The initial Officers shall be Richard Patrick Brown as President and Chief Executive Officer and Denise Barton as Senior Vice President, Chief Financial Officer, Treasurer and Secretary.

     6.3. Members To Have No Managerial Authority. Except as expressly set forth in this Agreement, as set forth in the terms of applicable employment agreements between the Company and any Member or as otherwise delegated to a Member by the Board, or as required by applicable law, the Members will have no power to participate in the management of the Company except as expressly authorized by this Agreement and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Board, no Member will have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.
     6.4. Approvals. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act. For purposes of obtaining any consent of the Members or any class of Members (or a specified percentage in interest thereof) as to any matter proposed by the Board, the Board may, in the Notice seeking such consent, require a response within a specified period (which shall not be less than five (5) Business Days). In addition to meetings called by the Board as set forth above in Section 6.1(c), the Board may, with or without formal Notice, hold informal informational meetings of the Board and one or more Members in any manner consistent with the Act at such times and on such dates as the Board may in its sole discretion determine.
     6.5. Liability and Indemnification of the Board.
          (a) Subject to Section 6.5 and relevant provisions of the Act, no Board Members, officers of the Company and their respective Affiliates, members, partners, managers, officers, board members, employees, agents or representatives shall have any liability, responsibility or accountability in damages or otherwise to the Company for, and the Company agrees to indemnify, pay, protect and hold harmless the Board Members, the officers of the Company and their respective Affiliates, members, partners, managers, officers, board members, employees, agents or representatives (collectively, the “Indemnified Parties”) from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against the Indemnified Parties or the Company) and all costs of investigation in connection therewith which may be imposed on, incurred by, or asserted against the Indemnified Parties or the Company in any way relating to or arising out of, or alleged by the party bringing the claim to relate to or arise out of, any action or inaction on the part of the Company, on the part of the Indemnified Parties when acting on behalf of the Company or on the part of any brokers or agents when acting on behalf of the Company; provided that, the Company shall not be liable to any Indemnified Party for, any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against the Company) and all costs of investigation in connection therewith asserted against the Company which result from an Indemnified Party’s fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty or material breach of this Agreement or the payment to or receipt by an Indemnified Party of benefits in violation of this Agreement; provided, further, that nothing in the provision shall create personal liability on the part of any Member or its respective shareholders, partners, managers, officers, directors, employees, agents or representatives. Notwithstanding the foregoing, such indemnification obligation by the Company shall not apply where an officer or Board Member is seeking indemnity based on a claim or action brought against such officer or Board Member by another officer or Board Member of the Company or any Affiliate of the Company. In any action, suit or proceeding against the Company or any Indemnified Party relating to or arising, or alleged by the party bringing the claim to relate to or arise out of any such action or non-action, the Indemnified Parties shall have the right to jointly employ, at the expense of the Company, counsel of the Indemnified Parties’ choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding, provided that if retention of joint counsel by the Indemnified Parties would create a conflict of interest, each group of Indemnified Parties which would not cause such a conflict shall have the right to employ, at the expense of the Company, separate counsel of the Indemnified Party’s choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding. The satisfaction of the obligations of the Company under this Section 6.5(a) shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof.
          (b) The provision of advances from the Company’s funds to an Indemnified Party for reasonable legal expenses and other costs incurred as a result of any legal action or proceeding is permissible if (i) such suit, action or proceeding relates to or arises out of, or alleged by the party bringing the claim to relate to or arise out of, any action or inaction on the part of the Indemnified Party in the performance of its duties or provision of its services on behalf of the Company or in its capacity as a Board Member; and (ii) the Indemnified Party undertakes to repay any funds advanced pursuant to this Section 6.5(b) in cases in which such Indemnified Party would not be entitled to indemnification under Section 6.5(a); provided that a majority of the Percentage Interest of the Company may determine that the Company shall not advance funds to an Indemnified Party for legal expenses and other costs incurred as a result of any legal action or proceeding commenced against an Indemnified Party by a Member in which the Member claims gross negligence, willful misconduct, fraud, bad faith, breach of fiduciary duty or a material breach of this Agreement by the Board Member or its Affiliates. If advances are permissible under this Section 6.5(b), the Indemnified Party shall furnish the Company with an undertaking as set forth in clause (ii) of this paragraph and shall thereafter have the right to bill the Company for, or otherwise request the Company pay, at any time and from time to time after such Indemnified Party shall become obligated to make payment therefore, any and all reasonable amounts for which such Indemnified Party believes in good faith such Indemnified Party is entitled to indemnification under Section 6.5(a) with the approval of the Board, or if the Board or its Affiliates is the

Indemnified Party, a majority of the Percentage Interests of the Members, which approval shall not be unreasonably withheld. The Company shall pay any and all such bills and honor any and all such requests for payment within sixty (60) days after such bill or request is received by the Board, and the Member’s rights to repayment of such amounts shall be secured by the Indemnified Party’s Membership Interests, if any, or by such other adequate security as the Board, or if the Board or its Affiliates is the Indemnified Party, a majority of the Percentage Interests of the Members may determine. In the event that a final determination is made that the Company is not so obligated in respect of any amount paid by it to a particular Indemnified Party, such Indemnified Party will refund such amount within sixty (60) days of such final determination, and in the event that a final determination is made that the Company is so obligated in respect to any amount not paid by the Company to a particular Indemnified Party, the Company will pay such amount to such Indemnified Party within sixty (60) days of such final determination, in either case together with interest at the greater of (i) ten percent (10%) or (ii) the Prime Rate plus two percent (2%) from the date paid by the Company until repaid by the Indemnified Party or the date it was obligated to be paid by the Company until the date actually paid by the Company to the Indemnified Party.
          (c) Subject to relevant provisions of the Act, the provision of advances from the Company’s funds to an Indemnified Party for reasonable legal expenses and other costs incurred as a result of any legal action or proceeding is permissible if (i) such suit, action or proceeding relates to or arises out of, or alleged by the party bringing the claim to relate to or arise out of, any action or inaction on the part of the Indemnified Party in the performance of its duties or provision of its services on behalf of the Company or in its capacity as Board Member; and (ii) the Indemnified Party undertakes to repay any funds advanced pursuant to this Section 6.5(c) in cases in which such Indemnified Party would not be entitled to indemnification under Section 6.5(a); provided that a majority of the Board may determine that the Company shall not advance funds to an Indemnified Party or its Affiliates for legal expenses and other costs incurred as a result of any legal action or proceeding commenced against the Indemnified Party or its Affiliates by the Company in which the Company claims gross negligence, willful misconduct, fraud, bad faith, breach of fiduciary duty or a material breach of this Agreement by the Indemnified Party or its Affiliates. If advances are permissible under this Section 6.5(c), the Indemnified Party shall furnish the Company with an undertaking as set forth in clause (ii) of this paragraph and shall thereafter have the right to bill the Company for, or otherwise request the Company pay, at any time and from time to time after such Indemnified Party shall become obligated to make payment therefor, any and all reasonable amounts for which such Indemnified Party believes in good faith that such Indemnified Party is entitled to indemnification under Section 6.5(a) with the approval of the Board, or if the Board or its Affiliates is the Indemnified Party, a majority of the Class A Membership Interests, which approval shall not be unreasonably withheld. The Company shall pay any and all such bills and honor any and all such requests for payment within sixty (60) days after such bill or request is received by the Board, and the Company’s rights to repayment of such amounts shall be secured by the Indemnified Party’s Membership Interests, if any, or by such other adequate security as the Board, or if the Board or its Affiliates is the Indemnified Party, a majority of the Class A Membership Interests may determine. In the event that a final determination is made that the Company is not so obligated in respect of any amount paid by it to a particular Indemnified Party, such Indemnified Party will refund such amount within sixty (60) days of such final determination, and in the event that a final determination is made that the Company is so obligated in respect to any amount not paid by the Company to a particular Indemnified Party, the Company will pay such amount to such Indemnified Party within sixty (60) days of such final determination, in either case together with interest at the greater of (i) ten percent (10%) or (ii) the Prime Rate plus two percent (2%) from the date paid by the Company until repaid by the Indemnified Party or the date it was obligated to be paid by the Company until the date actually paid by the Company to the Indemnified Party.
          (d) With respect to the liabilities of the Company for which the Company is not obligated to indemnify, whether for professional and other services rendered to it, loans made to it by any Member or others, injuries to persons or property, indemnity to the Indemnified Parties, contractual obligations, guaranties, endorsements or for other reasons similar or dissimilar to any of the foregoing, and without regard to the manner in which any liability of any nature may be incurred by the person to whom it may be owed, all such liabilities:
     (i) shall be liabilities of the Company as an entity, and shall be paid or otherwise satisfied from assets of the Company (and the Company shall sell or liquidate all assets and/or make a call for Capital Contributions as are necessary to satisfy such liabilities); and
     (ii) except as provided in paragraph (i) above, shall not in any event be payable in whole or in part by any Member, or by any Board Member, officer, trustee, employee, agent, beneficiary or partner of any Member.
     Nothing in this Section 6.5(d) shall be construed so as to impose upon the Company, its Members, Board Members, officers, employees, or agents any liability in circumstances in which the liability arises from a written document which the Company has properly entered into or caused the Company to enter into if the written document expressly limits liability thereon to the Company or expressly disclaims any liability thereunder on the part of any such person or entity.
          (e) The Board may cause the Company, at the Company’s expense, to purchase insurance to insure the Indemnified Parties against liability hereunder, including, without limitation, for a breach or an alleged breach of their responsibilities hereunder. The Board shall send Notice to the Members thereof, describing the insurance policy and the premiums paid therefor promptly upon the purchase of such insurance.
          (f) If the Indemnified Party is entitled to indemnification from another source or is entitled to recovery by insurance policies, such Indemnified Person shall diligently pursue such other source, provided that (i) such obligation shall not in any manner limit such Indemnified Party’s right to seek indemnification or advances under this Agreement and (ii) such Indemnified Party shall remit to the Company any funds it recovers from another source to the extent it has been fully indemnified by the Company for all losses it incurred.
          (g) The Board may execute any power granted, or perform any duty imposed by, this Agreement either directly or through agents, including any of its Affiliates. The Board may consult with counsel, accountants, appraisers, management consultants, investment bankers, and other consultants. An opinion by any such Person on a matter that the Board believes to be within such Person’s professional or expert competence will be full and complete protection for any action taken or omitted by the Board in good faith based on the opinion. The Board will not be responsible for the misconduct, negligence, acts, or omissions of any such Person or of any agent or employee of the Company, the Board, or any of their Affiliates, except that it must use due care in selecting such Persons.
ARTICLE VII.
BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS
     7.1. Keeping of Books. The Company and its Subsidiaries will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and its Subsidiaries in accordance with GAAP.
     7.2. Books and Records. Books and records of the Company and its Subsidiaries will be maintained at the principal office of the Company. The Company and its Subsidiaries will maintain the following books and records:
          (a) A current list of the full name and last known business or residence address of each Member, together with the Capital Contribution, Class A Membership Interests and Class B Membership Interests, as the case may be, of each Member;
          (b) A copy of the Certificate of Formation and all amendments thereto, together with executed copies of any power of attorney pursuant to which the Certificate of Formation or any amendments have been executed; and
          (c) Copies of this Agreement and all amendments hereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments hereto have been executed.
     7.3. Inspection of Records. Each Member has the right, on reasonable request, but subject to such Member’s agreement to maintain the confidentiality thereof, to inspect and copy (at such Member’s expense) during normal business hours any of the Company records required to be maintained by Sections 7.1 and 7.2.

     7.4. Reports to Members.
          (a) The Board shall cause to be prepared and furnished to each Member at the Company’s expense with respect to each Fiscal Year of the Company:
     (i) all appropriate and necessary tax returns and filings with relevant tax authorities filed in accordance with Section 7.5;
     (ii) an audited balance sheet, income statement, statements of cash flows and Members’ Capital Accounts prepared in accordance with generally accepted accounting principles applicable in the United States and consistently applied; and
     (iii) such other information as the Company deems reasonably necessary for the Members to be advised of the current status of the Company and its business.
The Board shall cause the foregoing to be furnished to the Members within sixty (60) days after the close of each Fiscal Year of the Company.
          (b) The Board shall cause to be prepared and furnished to each Member with respect to each fiscal quarter other than the Company’s last fiscal quarter of each Fiscal Year an unaudited report prepared in accordance with generally accepted accounting principles applicable in the United States and consistently applied, which includes for the quarter and year to date a balance sheet, an income statement, a statement of cash flows and:
     (i) a statement as to the more recent of (i) the cost of the Property or (ii) if it has been prepared, an estimate of the Fair Value of the Property, and all secured debt and other liabilities accrued with respect to the Property or otherwise payable by the Company;
     (ii) a statement showing the computation of fees and distributions to the Board and its Affiliates which statement shall separately reflect each type of transaction with or service provided by the Board and its Affiliates, the amount paid with respect thereto, and the method or formula used for calculating such payment, other than transactions specifically contemplated by this Agreement;
     (iii) a statement of each Member’s Capital Account; and
     (iv) a Member’s Capital Account transactions report which shows the details of all transactions of the Company which flow through a Member’s Capital Account and have occurred since the end of the preceding quarter and preceding Fiscal Year, including all capital calls, cash flows and/or capital distributions.

The Board shall cause the foregoing to be furnished to the Members within sixty (60) days after the close of the relevant fiscal quarter.
          (c) No later than ninety (90) days after the end of each Fiscal Year, the Board shall provide each Member with:
     (i) a statement reflecting any transactions with the Board or any of its Affiliates with respect to the Company; and
     (ii) a summary of any regulatory or legal proceedings against the Board.
          (d) The Board shall cause to be prepared and furnished to each Member a statement describing any uncured event of default under any loans to which the Company or any of its subsidiaries is subject, within thirty (30) days after the Board has knowledge thereof.
          (e) The Board shall provide such other reports or information as any Member may reasonably request relating to the Board’s reasonable projections as to the Company’s unrelated business taxable income. The Board shall use its commercially reasonable efforts to provide financial information in substance and format as may be reasonably requested by a majority of the Percentage Interests of the Members.
     7.5. Tax Returns and Elections. The Company’s tax or Fiscal Year will end on December 31 of each year unless otherwise determined by the Board. The Company’s accountants will be instructed to prepare and file all required income tax returns for the Company. The Board will make any tax election necessary for completion of the Company’s tax return; provided however (i) items of income, gain, loss, or deduction with respect to “Section 704(c) property” and with respect to property that has been revalued shall be determined in accordance with the traditional method described in Regulations § 1.704-3(b)(1) and the Company shall not elect to make curative or remedial allocations with respect to such property; and (ii) at the request of a Transferor of a Membership Interest, the Company shall make an election under § 754 of the Code with respect to such transfer.
     7.6. Tax Matters Member. Voteco will be the “tax matters partner” as defined in § 6231 of the Code (the “TMP”), and will have all the authority granted by the Code to the tax matters partner. The TMP shall be authorized to extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any Company item of income, gain, loss, deduction or credit for any Fiscal Year of the Company, provided that the TMP shall promptly send Notice to each Member upon taking any of the foregoing actions. Notwithstanding the foregoing, in respect of any issues raised on a tax audit which primarily affect Members that are tax-exempt or include investors that are tax-exempt, the TMP shall consult with such Members through the course of the tax audit, if the TMP proposes to settle any such issue, the TMP shall provide notice of the settlement to the tax-exempt Members within thirty (30) days after it is proposed, and tax-exempt Members shall have thirty (30) days to object to the settlement terms, after which period such Members shall be deemed to have approved of the settlement, if the TMP and the tax-exempt Members do not agree on the terms of a settlement, the matter shall be submitted to arbitration.
     7.7. Withholding and Tax Advances.
          (a) Authority To Withhold. To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., (i) backup withholding, (ii) withholding with respect to Members that are neither citizens nor residents of the United States, or (iii) withholding with respect to Members that are not residents of any state that the Company is required to withhold from (collectively, “Tax Advances”)), the Company may withhold such amounts and make such tax payments as may be required.
          (b) Repayment of Tax Advances. All Tax Advances made on behalf of a Member will, at the option of the Company, either be (i) promptly paid to the Company by the Member on whose behalf such Tax Advances were made, or (ii) repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member (or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member). Whenever the Company selects option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement such Member will be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Advance.
          (c) Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company from and against any liability with respect to Tax Advances made on behalf of or with respect to such Member.
          (d) Certification. Each Member will promptly give the Company any certification or affidavit that the Company may request in connection with this Section 7.7.
     7.8. Bank Accounts. The Board will maintain the funds of the Company in one or more separate accounts in the name of the Company with such financial institutions as the Board may determine and the Board will not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.
ARTICLE VIII.
TRANSFERS OF MEMBERSHIP INTERESTS; WITHDRAWALS; CERTAIN
RIGHTS
     8.1. Restrictions on Transfers of Membership Interests.

          (a) No Member shall Transfer any Membership Interests now or hereafter held, other than in accordance with the terms of this Agreement and the Transfer Restriction Agreement. Any Transfer or purported Transfer made in violation of this Agreement or the Transfer Restriction Agreement shall be null and void and of no effect.
          (b) Notwithstanding anything to the contrary expressed or implied in this Agreement, the sale, assignment, transfer, pledge or other disposition of any interest in the Company is ineffective unless approved in advance by the Commission. Additionally, if the Nevada Gaming Authorities determine that any Member is unsuitable to continue to be a Member of this Company and requires that such Member be removed from the Company by issuing a written order requiring removal (a “Gaming Determination”), such Member shall be removed from the Company (a “Withdrawing Member”), pursuant to the following terms:
     (i) Within twenty (20) days of the receipt of the Gaming Determination by the Gaming Authorities, the Board shall deliver to such Withdrawing Member a written notification of such Gaming Determination, stating (i) the election of the Member to exercise the removal rights pursuant to this Section 8.1(b); and (ii) the date for the removal of the Withdrawing Member.
     (ii) The Withdrawing Member shall be entitled to receive in consideration for its Membership Interests an amount equal to the Fair Value of its Membership Interests, such amount being payable, in the sole discretion of the Board, either (i) in cash thirty (30) days after the determination of such Fair Value or (ii) in the form of a promissory note containing the terms set forth in Section 8.1(b)(iii) (the “Promissory Note”). In making a determination of Fair Value under this provision, each of the Board and the Withdrawing Member shall select one Expert, and such Experts shall together select a third Expert, which third Expert shall determine such Fair Value. If the Withdrawing Member so proposes, the Board shall cooperate with the Withdrawing Member in the discovery of a buyer for all or a portion of such Withdrawing Member’s Membership Interests.
     (iii) The Promissory Note shall bear interest at a rate equal to the lesser of (a) the highest rate permitted by law or (b) the greater of (1) the rate the Company could obtain from a money market fund or (2) that rate necessary to avoid imputation of interest under any applicable provision of the Code. The Promissory Note shall be due in full on the earlier of the dissolution and final termination of the Company or five (5) years from issuance. Partial payments under the Promissory Note will be made at the time of distributions to the Members, in an amount determined as follows:
     Amount of Payment=1.5 x A/B x C

Where	A = Original principal amount of note
B = Fair Value of the Property as of the effective date of removal
C = Total amount of each distribution (including payment on the Promissory Note)
     (iv) Any removal of a Withdrawing Member as provided in this Section 8.1(b) shall occur promptly after the Company’s receipt of the Gaming Determination, subject to applicable law.
     (v) Any distributions in kind made to a Withdrawing Member shall be made at the option of the Board after consultation with the Withdrawing Member, and shall be made in proportion to the Withdrawing Member’s Percentage Interest; provided that (i) any such distribution shall be subject to the necessity that the Board use commercially reasonable efforts to convert a distribution in kind into a distribution in cash, and (ii) no distribution of property shall be made to the Withdrawing Member if the holding thereof would result in a violation of applicable law, including but not limited to Gaming Law; and provided, further, that the Board, to the extent permitted by applicable law, may require the Withdrawing Member to give the Board its proxy with respect to Membership Interests distributed to it.
          (c) Any Member that is found unsuitable by the Commission shall return all evidence of ownership in the Company to the Company, at which time the Company shall within ten (10) days, after the Company receives notice from the Commission, return to the Member in cash, the amount of his capital account as reflected on the books of the Company, and the unsuitable Member shall no longer have any direct or indirect interest in the Company.
     8.2. Legends: Securities Subject to this Agreement. In the event a Member shall Transfer any Restricted Securities (including any such Restricted Securities acquired after the date hereof) to any Person (all Persons acquiring Restricted Securities from a Member, as described in this Agreement, regardless of the method of transfer, shall be referred to collectively as “Transferees” and individually as a “Transferee”) in accordance with this Agreement, such securities shall nonetheless bear legends as provided in Section 12.1; provided that the provisions of this Section 8.2 shall not apply in respect of a sale of Restricted Securities in a registered public offering under the Securities Act or pursuant to Rule 144, or any successor rule, under the Securities Act, pursuant to which the Transferee receives securities that are freely tradable under the Federal securities laws.
     8.3. Allocations between Transferor and Transferee. In the case of any Transfer, the Transferee will succeed to the Capital Account of the Transferor with respect to the Transferred Membership Interests. The Net Profit and Net Loss allocable in respect of the Transferred Membership Interests will be prorated between the

Transferor and the Transferee on the basis of the number of days in the Fiscal Year that each was the holder of those Membership Interests without regard to the performance of the Company’s assets during the period before and after the effective date of the Transfer, unless the Transferor and the Transferee agree to an allocation based on the performance of the Company’s assets as of the effective date of the Transfer (or any other method permissible under the Code) and agree to reimburse the Company for the cost of making and reporting any such allocation.
ARTICLE IX.
DISSOLUTION
     9.1. Dissolution. The Company will be dissolved and its affairs will be wound up upon the earliest to occur of the following:
          (a) On the date on which a majority of the Board shall have agreed in writing to terminate this Agreement; or
          (b) The effective date of a decree of judicial dissolution under the Act.
     9.2. Distributions Upon Liquidation. Upon the occurrence of any event specified in Section 9.1, the Members will take full account of the Company’s liabilities and assets, and the Company’s assets will be liquidated as promptly as is consistent with obtaining the fair value thereof. Subject to the relevant provisions of the Act, the proceeds from the liquidation (or distribution in kind) of the Company’s assets will be applied and distributed in the following order:
          (a) First, to the payment and discharge of all of the Company’s debts and liabilities (including debts and liabilities to the Members, to the extent permitted by law), and the establishment of any necessary reserves; and
          (b) Second, to the Members in accordance with their positive Capital Account balances, computed, in the case of any unrecognized gain or loss inherent in the assets of the Company, after treating such unrecognized gain or loss as Net Profit or Net Loss and allocating such amounts in accordance with the provisions of Article IV hereof.
     9.3. Return of Contribution Nonrecourse to Other Members. Except as provided by law, upon dissolution, each Member will look solely to the assets of the Company for the return of the Member’s Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the contribution of any Members, such Member will have no recourse against any other Member.

ARTICLE X.
REPRESENTATIONS AND WARRANTIES
     10.1. Representations and Warranties of the Members. Each Member represents and warrants to the Company and the other Members that such Member:
          (a) if the Member is a corporation, partnership, limited liability company, trust, employee benefit plan, individual retirement account, Keogh plan or other entity, such Person is authorized and qualified to become a Member in the Company; and the Member and the undersigned signatory hereto further represent and warrant that such signatory has been duly authorized by the Member to execute this Agreement;
          (b) has sufficient financial strength to hold its Membership Interests in the Company as an investment and bear the economic risks of that investment (including possible complete loss of such investment) for an indefinite period of time;
          (c) is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment;
          (d) has been represented by, or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents hereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence;
          (e) has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation as to the Company’s sale to such Member of its Membership Interests;
          (f) has acquired its Membership Interests in the Company for his, her or its own account, for investment, and not with a view to or for the resale, distribution, subdivision or fractionalization thereof;
          (g) has no contract, undertaking, understanding, agreement, or arrangement, formal or informal, with any Person to sell, transfer, or pledge all or any portion of his, her or its Membership Interests in the Company; and has no current plans to enter into any such contract, undertaking, understanding, agreement, or arrangement; and

          (h) has been afforded full and complete access to the books, financial statements, records, contracts, documents and other information concerning the Company and its proposed activities, and has been afforded an opportunity to ask such questions of the Company’s agents, accountants and other representatives concerning the Company’s proposed business, operations, financial condition, assets, liabilities and other relevant matters as he has deemed necessary or desirable, and has been given all such information as has been requested, in order to evaluate the merits and risks of the investment contemplated herein.
ARTICLE XI.
COMPLIANCE WITH GAMING LAWS.
     11.1. Qualifications.
          (a) Members. If the Company becomes and for as long as it remains subject to regulation under any Gaming Laws, ownership of the Company shall be held subject to the applicable provisions of any applicable Gaming Laws. If a Member is found to be unsuitable by any gaming authorities, then the Member shall dispose of its Member’s interest in the Company pursuant to the applicable provisions of any gaming laws and orders or rulings of any Gaming Authorities.
          (b) Managers and Officers. The election of an individual to serve as a manager, officer or any other capacity with the Company is subject to any qualifications or approvals required under any Gaming Laws. For purposes of this Agreement, an individual shall be qualified to serve as a manager, officer or any other capacity, for so long as that individual is determined to be, and continues to be, qualified and suitable by all Gaming Authorities and under all applicable Gaming Laws. In the event that individual does not continue to be qualified and suitable, that individual shall be disqualified and shall cease to be a manager, officer or in any other capacity with the Company.
ARTICLE XII.
MISCELLANEOUS PROVISIONS
     12.1. Legend. The certificates representing the Restricted Securities to be held by each of the Members shall bear the following legend in addition to any other legend that may be required from time to time under applicable law or pursuant to any other contractual obligation:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF (A “TRANSFER”) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT DATED AS OF FEBRUARY 20, 2008. ANY

TRANSFEREE OF THESE SECURITIES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE COMPANY.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”) OR STATE SECURITIES LAWS, AND NO TRANSFER OF THESE SECURITIES MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (B) PURSUANT TO AN EXEMPTION THEREFROM WITH RESPECT TO WHICH THE COMPANY MAY, UPON REQUEST, REQUIRE A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE REQUIREMENTS OF THE ACT.
     Each of the parties hereto agrees that it will not transfer any Restricted Securities without complying with each of the restrictions set forth herein and agrees that in connection with any such transfer it will, if requested by the Company, deliver at its expense to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company and counsel for the Company, that such transfer is not in violation of the securities laws of the United States of America or any state thereof or any Gaming Laws.
     12.2. Appointment of an Attorney-in-Fact.
          (a) Each Member, including each substituted Member, by the execution of this Agreement, irrevocably constitutes and consents to the appointment of a Person to be designated by the Board as its true and lawful attorney-in-fact (“Attorney-in-Fact”) with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to: (i) all certificates and other instruments, and any amendment thereof, that the Board deems appropriate in order to form, qualify, or continue the Company as a limited liability company in the jurisdiction in which the Company may conduct business or in which such formation, qualification or continuation is, in the discretion of the Board, necessary to protect the limited liability of the Member; (ii) all amendments to this Agreement and the Certificate of Formation adopted in accordance with the terms hereof and all instruments which the Board deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; (iii) all conveyances and other instruments which the Board deems appropriate to reflect the dissolution and termination of the Company; and (iv) as to each Member, any and all documents necessary to convey such Member’s Membership Interests in the Company to any Transferee thereof and thereby to withdraw such Member from the Company and admit any substitute Member to the Company.
          (b) The appointment by all Members of the Attorney-in-Fact will be deemed to create a power coupled with an interest, in recognition of the fact that the

Members under this Agreement will be relying upon the power of the Attorney-in-Fact to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, and will survive any event of bankruptcy, death, adjudication of incompetence or dissolution of any Person giving such power, and the Transfer of all or any part of the Membership Interests of such Person; provided, however, that in the event of a Transfer, the foregoing power of attorney will survive such Transfer only until such time as the Transferee will have been admitted to the Company as a substituted Member and all required documents and instruments will have been duly executed, filed and recorded to effect such substitution.
     12.3. Counterparts. This Agreement may be executed in several counterparts (including by facsimile), and as executed will constitute one agreement, binding on all of the parties hereto.
     12.4. Successors and Assigns. Except as otherwise provided herein, the terms and provisions of this Agreement will be binding upon and will inure to the benefit of the successors and permitted assigns of the parties hereto.
     12.5. No Third Party Beneficiaries. Except as expressly provided herein, this Agreement is entered into for the sole and exclusive benefit of the parties hereto and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any Person not a party hereto.
     12.6. Severability. If any covenant, condition, term or provision of this Agreement or if the application of such provision to any Person or circumstance is judicially determined to be invalid or unenforceable, then the remainder of this Agreement, or the application of such covenants, condition, term or provision to Persons or circumstances other than those to which it is held invalid or unenforceable, will not be affected thereby, and each covenant, term, condition and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.
     12.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and shall supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this agreement and are not intended to confer upon any Person other than the parties any rights or remedies hereunder.
     12.8. Governing Law. This Agreement will be governed by and interpreted under the laws of the State of Delaware applicable to contracts entered into and performed entirely within the State of Delaware.
     12.9. Attorneys’ Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute will be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including, without limitation, reasonable attorneys’ fees and expenses.

     12.10. Cross-References. All cross-references in this Agreement, unless specifically directed to another agreement or document or statute, refer to provisions within this Agreement.
     12.11. Interpretation. When a reference is made in this Agreement to an Article, Section or Schedule or Exhibit, such reference shall be to an Article or Section of or a Schedule to or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Transfer Restriction Agreements and the transactions contemplated by it are transactions contemplated by this Agreement. To the extent any restriction on the activities of the Company or its Subsidiaries under the terms of this Agreement requires prior approval under any Gaming Law, such restriction shall be of no force or effect unless and until such approval is obtained, If any provision of this Agreement is illegal or unenforceable under any Gaming Law, such provision shall be void and of no force or effect.
     12.12. Covenant to Sign Documents. Each Member will execute, with acknowledgment or affidavit if required, all documents and writings reasonably necessary or appropriate in the creation of the Company and the achievement of its purpose, including any certification of non-foreign status for purposes of § 1446 of the Code.
     12.13. Cumulative Remedies. The remedies of the Members under this Agreement are cumulative and will not exclude any other remedies to which any Member may be lawfully entitled.
     12.14. No Waiver. A Member’s failure to insist on the strict performance of any covenant or duty required by this Agreement, or to pursue any remedy under this Agreement, will not constitute a waiver of the breach or the remedy.
     12.15. No Partnership Intended for Non-Tax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a general or limited partnership under any applicable law. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation will be liable to any other Member who incurs personal liability by reason of such wrongful representation. The foregoing shall not apply to the determination of the Company’s status as a partnership for purposes of the Code.
     12.16. Accounting Principles. Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with U.S. generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.
     12.17. Representation by Counsel. The parties to this Agreement participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.
[THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Amended and Restated Limited Liability Company Agreement of American Casino & Entertainment Properties LLC is executed as of the date set forth above.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC, a Delaware limited liability company

By:	/s/ Brahm Cramer
Name: Brahm Cramer
Title: Manager

W2007/ACEP MANAGERS VOTECO, LLC, a Delaware limited liability company

By:	/s/ Brahm Cramer
Name: Brahm Cramer
Title: Manager

W2007/ACEP HOLDINGS, LLC, a Delaware
limited liability company

By:	W2007 Finance Sub, LLC, a Delaware limited liability company, its managing member

By:	Whitehall Street Global Real Estate Limited Partnership 2007, a Delaware limited liability company, its managing member

By:	WH Advisors, L.L.C. 2007, a Delaware limited liability company, its general partner

By:	/s/ Brahm Cramer
Name: Brahm Cramer
Title: Manager
[Signature Page to Amended and Restated Limited Liability Company Agreement]

SCHEDULE A
MEMBERSHIP INTERESTS, CAPITAL CONTRIBUTION AND INITIAL
CAPITAL ACCOUNT FOR THE CLASS A MEMBERS AND CLASS B
MEMBERS
CLASS A MEMBERSHIP INTERESTS

	Class A
	Membership	Capital	Initial
Class A Member and Address	Interests	Contribution	Capital Account
W2007/ACEP Managers Voteco, LLC	30	$30	$30
c/o Goldman Sachs & Co.
85 Broad Street
New York, NY 10004

Total	30	$30	$30
CLASS B MEMBERSHIP INTERESTS

	Class B
	Membership	Capital	Initial
Class B Member and Address	Interests	Contribution	Capital Account
W2007/ACEP Holdings, LLC	225,060,866	$225,060,866	$225,060,866
c/o Whitehall Street Global Real Estate
Limited Partnership 2007
85 Broad Street
New York, NY 10004

Total	225,060,866	$225,060,866	$225,060,866

A-1